Exhibit 22.1

Subsidiary Guarantors

From time to time, the subsidiaries of Astronics Corporation listed in the following table may be obligors under the debt securities issued by Astronics Corporation pursuant to the registration statement on Form S-3 to which this list is filed as an exhibit.

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization	Obligor Type
Astronics Advanced Electronics Systems Corp.	Washington	Guarantor
Astronics Test Systems Inc.	Delaware	Guarantor
Astronics AeroSat Corporation	New Hampshire	Guarantor
Astronics Connectivity Systems & Certification Corp.	Illinois	Guarantor
Luminescent Systems, Inc.	New York	Guarantor
Freedom Communication Technologies Inc.	Delaware	Guarantor
PECO, Inc.	Oregon	Guarantor
Diagnosys Holdings Inc.	Delaware	Guarantor
Astronics Custom Control Concepts Inc.	Washington	Guarantor
Astronics DME LLC	Florida	Guarantor
Diagnosys Inc.	Delaware	Guarantor
Astronics Air LLC	New York	Guarantor
Astronics Air II LLC	New Hampshire	Guarantor